* Note on Redacted Material:  Sections under the heading “Proposed Rates”, “SMD Personnel”, and “Proposed

Work Schedule” in Exhibit B to this Agreement have been omitted pursuant to a Confidential Treatment Request

(“Request”)  Timberline Resources Corporation filed with the United States Securities and Exchange Commission

(“SEC”) concurrently With the filing of the Form 10-K to which this Agreement is an exhibit.  The omitted material

has been filed separately with the SEC as part of the request.  The place of omitted provisions are indicated below

as “REDACTED”.  Two pages contain omitted provisions.

OPERATING AGREEMENT

OF

BUTTE HIGHLANDS JV, LLC

I. FORMATION OF COMPANY.

1. Formation. On May _8__, 2009, the Company was formed by filing the Articles of Organization with the Idaho Secretary of State in accordance with and pursuant to the Act.

2. Name. The name of the Company is Butte Highlands JV, LLC.

3. Principal Place of Business. The principal place of business of the Company is located at 967 East ParkCenter Boulevard, PMB 174, Boise, Idaho 83706.

4. Registered Agent and Office. The Company's registered agent and office in Idaho is Ron Guill, 967 East ParkCenter Boulevard, Boise, Idaho, 83706. The Company's registered agent and office in Montana is David Bjornson, 2809 Great Northern Loop, Suite 100, Missoula, Montana 59808.

5. Definition of Terms. Capitalized terms used in this Agreement shall have the meanings set forth in Section XV hereof or in the applicable provisions in which the terms are used.

6. Title to Property. All real and personal property owned by the Company shall be property of the Company and no Member shall have any ownership interest in such property in his or her individual name or right, and each Member's Interest in the Company shall be considered personal property for all purposes.

II. PURPOSE OF COMPANY BUSINESS.

The Company is organized solely to own, explore, develop, process and sell mined ore from property owned, leased or in which the Company or a Member owns or leases or has an interest within five (5) miles of the Butte Highlands portal, which portal is located in Silver Bow County, Montana (collectively the "Property").

III. TERM.

The term of the Company commenced on the date its Articles of Organization were filed with the Idaho Secretary of State and shall continue in perpetuity, unless sooner terminated pursuant to this Agreement.

IV. MEMBERS, INTERESTS AND CAPITAL CONTRIBUTIONS.

1. Members and Initial Contribution. The Initial Members of the Company are Highland Mining, LLC ("Highland"), and Timberline Resources Corporation ("Timberline"). The U.S. mail addresses, email addresses, facsimile and phone numbers, as applicable, and the Percentage Interests of each Member of the Company are set forth on Exhibit "A". Timberline and Highland shall contribute the Property to the Company within thirty (30) days of the date of this Agreement. For the avoidance of doubt, the Property shall include all interests, such as unpatented and patented claims, leased property, and fee interests. Within the same time period, Highland shall enter into the Loan (defined below).

2. No Additional Contributions. Except as provided in this Agreement, no Member shall be required to make any additional contributions to the capital of the Company. No Member shall be entitled to interest on any Capital Contribution or on such Member's Capital Account. The Members may make additional Capital Contributions to the Company at such time and in such amounts as may be approved by the Management Committee.

3. Limitation on Liability of Members. No Member of the Company shall be personally liable for any debt, obligation or liability of the Company.

V. COMPANY MANAGEMENT.

1. Management.

A. Until the Members reach "Parity," the Company shall be managed by such manager or managers as Highland shall appoint in its sole discretion. Until the Members reach Parity, the Management Committee shall have an advisory role only, and shall have no authority. Subject to the terms of this Agreement, until the Members reach Parity, the manager(s) shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other activities customary or incident to the management of the Company's business. No Member shall individually have any authority to act for, or assume any obligation or responsibility on behalf of, any other Member or the Company.

B. After the Members reach "Parity," the Members shall direct, manage and control the business of the Company through the Management Committee. Subject to the terms of this Agreement, the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other activities customary or incident to the management of the Company's business. No Member shall individually have any authority to act for, or assume any obligation or responsibility on behalf of, any other Member or the Company.

2. Managers.

A. Number and Qualifications of Managers. The number of managers shall be the number appointed by Highland and acting as such from time to time, but shall not be less than one (1) nor more than three (3). Managers may be individuals or entities, and need not be members of the Company. The term of all Managers shall terminate when the Members reach Parity. Thereafter, the management of the Company shall be through and by the Management Committee subject to this Agreement. The initial Manager shall be Ron Guill.

B. Appointment of Managers. Managers shall be appointed by Highland. A manager shall serve until the manager's earlier death, resignation, or removal, or Parity is reached.

C. Authority. Subject to restrictions that may be imposed from time to time by the managers or Highland, each manager shall be an agent of the Company with authority to bind the Company in the ordinary course of its business. The managers shall have

no authority to bind the Company as to the following matters without first obtaining approval by vote of the members:

1) Sale, lease, exchange, mortgage, pledge, or other transfer or disposition of all or substantially all the assets of the Company;

2) Merger of the Company with another entity;

3) Amendment to the Articles of Organization;

4) Incurrence of indebtedness by the Company other than in the ordinary course of business; or

5) A change in the nature of the business of the Company.

D. Other Activities Managers may have other business interests and may engage in other activities in addition to those relating to the Company. This Section does not change each manager's duty to act in a manner that the manager reasonably believes to be in the best interests of the Company.

E. Meetings; Notices; Quorum; Voting. Meetings of the managers may be called by any manager. Meetings shall be held at the place fixed by the managers or, if no such place has been fixed, at the principal office of the Company. Oral or written notice of the date, time, and place of any meeting shall be given at least twenty-four (24) hours in advance. Written notice may be delivered personally, given by facsimile or other form of wire communication, or by mail or private carrier, to each manager's business or home address. Written notice shall be effective at the earliest of the following: (a) when received, (b) when sent by facsimile or other form of wire communication, or (c) two business days after being mailed. A majority of the managers shall constitute a quorum. Each manager shall be entitled to one vote. The matter submitted to a vote of the managers shall be deemed approved if the votes in favor exceed those against the matter..

F. Resignation. A manager may resign at any time by delivering written notice to the other managers or to Highland. The resignation is effective when the notice is effective under the Act, unless the notice specifies a later effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the managers. The resignation of a manager who is also a member shall not affect the manager's rights as a member and shall not constitute a withdrawal of the member.

G. Removal of a Manager. Highland may remove one or more managers with or without cause. A manager may be removed by Highland only at a meeting called for the purpose of removing the manager and the meeting notice must state that the purpose, or one of the purposes, of the meeting removal of the manager.

H. Vacancy. If a vacancy occurs in the number of managers, Highland shall fill the vacancy. A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new manager may not take office until the vacancy occurs.

I. Salaries. The salaries and other compensation of the managers shall be reasonable and fixed from time to time by Highland. A manager shall not be precluded from receiving a salary because the manager is also a Member.

J. Other Agents. The managers may, by vote, authorize any agent to enter into any lawful contract or to otherwise act on behalf of the Company. Such authority may be general or be confined to specific instances.

3. **Management Committee.** When the Members reach "Parity," a Management Committee shall be formed to manage the Company. The Management Committee will be comprised of four (4) Representatives, two (2) of which shall represent and be designated by Highland and two (2) by Timberline, unless there is a Change of Control of a Member and an additional representative is added as provided in Section XIII.4.. Highland and Timberline may, by written notice to the other, remove and designate a replacement Representative at any time. The operations, meetings and deliberations of the Management Committee shall be governed by the provisions set forth in this Agreement. The Management Committee shall direct, manage and control the business and affairs of the Company and may in connection therewith, exercise or delegate any of the rights, powers and privileges which the Company might exercise to further the purposes thereof, subject to this Agreement. Except as otherwise provided herein, any act of the Company properly approved or authorized by the Management Committee shall be binding upon the Members.

4. **Limitation on Liability of the Representatives.** None of the Representatives shall be liable to the Company or any Member for any act or omission performed or omitted by it in good faith pursuant to the authority granted by this Agreement, other than an act constituting fraud, gross negligence, willful or wanton misconduct, or breach of fiduciary obligation in the performance of its duty to the Company or otherwise in breach of this Agreement.

5. **Indemnification of the Representatives.** The Company shall indemnify and hold harmless each Representative and any Manager of the Company from and against any loss, expense, damage, or injury which such Person may suffer or sustain by reason of any actual or alleged acts or omissions conducted on behalf of the Company or in furtherance of the interests of the Company (including any judgment, award, settlement, and any reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim). The foregoing shall apply only if the conduct of the Person to be indemnified did not constitute gross negligence and if such Person acted in good faith and in a manner such Person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Person to be indemnified did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or that such Person reasonably believed to be unlawful.

6. **The Staff.** The Management Committee or the Operations Manager may, after the Members reach Parity and subject to Section V.8, designate and determine such positions and offices of the Company from time to time as they may consider appropriate or desirable for the furtherance of the purposes of the Company, and may hire such individuals to fill such positions upon such terms and conditions as they may then consider appropriate or desirable.

7. **Tax Matters Member.** Highland shall be the tax matters partner within the meaning of Section 6211 et seq. of the Code. The appointment of the Company's tax matters partner may

be revoked only upon the act of the Management Committee pursuant to Section V.8. The tax matters partner shall have authority to take all action necessary or proper with respect to any action required or permitted to be taken in determining any Company tax item under the Code, and shall assist the Operations Manager with tax returns pursuant to Section XI.3.

8. **Major Actions.** After the Members have reached Parity, none of the following actions shall be taken by the Company or by any Member or other Person on behalf of or for the account of the Company, unless first approved by the Management Committee pursuant to Section VI:

A. Any consolidation or liquidation of the Company.

B. Any amendment to the Operating Agreement or other charter documents of the Company.

C. Capital expenditures in excess of $1,000,000, individually or in the aggregate, for any fiscal year.

D. Approval or authorization of the incurrence of indebtedness for borrowed money.

E. Selection of auditors and general counsel, and the settlement of litigation .

F. Any loan, transaction or contract with Members or their Affiliates, other than de minimis product purchases made in the ordinary course of business.

G. Any change in the distribution of earnings.

H. Selection and supervision of executive officers, managers and other key personnel.

I. Setting of policies and guidelines on employee compensation and benefits, as well as any change in compensation (including benefits) for (a) hourly personnel that is outside of the above policies and guidelines, and for (b) other personnel that is outside of normal industry ranges for such personnel.

J. Approval of the Company's financial reporting requirements, annual budget, annual business plans, and any amendments thereto.

K. Any contract (including, but not limited to, any lease or other oral or written agreement) or expenditure of money exceeding $1,000,000.

L. Causing the Company to become a surety, guarantor or endorser (except checks and drafts for deposit to the Company's accounts).

M. The Company's acquisition of any ownership interest in any corporation or other legal entity or business enterprise, or the creation of any partnership or other legal entity in which the Company is or will be a partner, shareholder, member or similar participant.

N. Any sale, lease or other transfer of any assets of the Company .

O. Creation or incurrence of any mortgage, pledge, lien, charge or encumbrance upon any of the property or assets now owned or hereafter acquired by the Company.

P. Approval of federal, state and other income tax returns.

9. **Enforcement of Contract Rights.** Notwithstanding anything in this Agreement to the contrary, after the Members reach Parity, when a Member is a party (either directly or through any Affiliate) to any contract with the Company, the rights of the Company thereunder shall be enforceable solely by the Representatives appointed by the other Member. Prior to reaching Parity, the Members acknowledge that a related party of Highland will be developing and operating the Property.

VI. MEETINGS OF REPRESENTATIVES.

1. **Quarterly Meetings.** The Management Committee shall have regular quarterly meetings.

2. **Special Meetings.** Special meetings of the Management Committee may be called at the request of at least two (2) Representatives for any purpose or purposes.

3. **Place of Meetings.** Meetings of the Management Committee shall be conducted at the principal business office of the Company, unless the Representatives unanimously designate such other place of meeting. The Representatives may participate in and hold a meeting by conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Such participation shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4. **Notice of Meetings.** No notice need be given to the Management Committee of regular quarterly meetings for which the Management Committee has previously designated a time and place for the meeting. Except as provided in Sections VI.5, VI.8, and VI.9, written notice stating the place, date and hour of any special meeting and the purpose or purposes for which the meeting is called, shall be prepared by the Representatives calling such special meeting and delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting. Delivery shall be sufficient if made personally, by mail, e-mail, overnight courier service, telecopy or telegram to each Representative entitled to vote at such meeting.

5. **Meeting of All Representatives.** Should all of the Representatives meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without notice and lawful action may be thereat.

6. **Quorum.** Three (3) Representatives must be present to constitute a quorum for the transaction of business at any meeting of the Representatives.

7. **Manner of Acting.** The affirmative vote of three (3) Representatives shall be the act of the Members.

8. **Action by Management Committee Without a Meeting.** Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all the Representatives entitled to vote. Unless the consent specifies a different

effective date, action taken under this Section is effective when all such Representatives have signed the consent. A photostatic, facsimile or similar reproduction of a writing signed by a Representative shall be regarded as signed by the Representative for purposes of this Section.

9. **Waiver of Notice.** When any notice is required to be given to any Representative, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

10. **Proxies.** A Representative entitled to vote may vote either in person or by proxy executed in writing by the Representative. A photostatic, facsimile or similar reproduction of a writing signed by the Representative shall be regarded as duly executed for purposes of this Section.

VII. OPERATIONS MANAGEMENT.

1. **Appointment.** Once the Members reach Parity, the day to day operations of the Company shall be managed by an Operations Manager and a Controller. The Management Committee shall at all times have the right to appoint and remove the Operations Manager and Controller for the Company. The Operations Manager shall manage and direct the overall operations of the Company's business and facilities, and the Controller shall be responsible for the supervision and control of the financial and fiscal affairs of the Company, in each case pursuant to directions by the Management Committee. This Section VII notwithstanding, neither such officer shall take any action, make any expenditure or incur any obligation on behalf of the Company with respect to a matter within the scope of any of the major decisions set forth in Section V.8 unless such major decision has been approved by the Management Committee.

2. **Operating Plan.** The Operations Manager and Controller shall annually (or more or less frequently as approved by the Management Committee) prepare and submit for consideration and approval by the Management Committee an Operating Plan for the upcoming year (or other such period requested by the Management Committee). As used herein: the term "Operating Plan" means a description in reasonable detail of the activities to be carried out and the objectives of the Company, including a budget, for a year or any longer period. When approved by the Management Committee, the Operations Manager and Controller shall implement the Operating Plan and shall be authorized to make the expenditures and to incur the obligations provided for in the Operating Plan without the need for further approval by the Management Committee, subject to Section V.8..

3. **Additional Duties of the Operations Manager.**

A. The Operations Manager shall be responsible for managing the day-to-day business and affairs of the Company. The Operations Manager shall have the authority, on behalf of and in the name of the Company, to sign all documents and to make all expenditures and incur all obligations reasonably necessary for the management of the day-to-day business and affairs of the Company.

B. The Operations Manager shall, at the Company's expense, implement or cause to be implemented all decisions approved by the Management Committee and conduct or cause to be conducted the day-to-day business and affairs of the Company in accordance with and as limited by the Operating Plan and this Agreement, including the following:

1) Purchase or otherwise acquire all supplies, equipment, utilities, labor and logistics services required for the Company's operations;

2) Retain or employ and coordinate the services of all employees, as well as all leased or contracted employees and other Persons necessary or appropriate to carry out the purposes of the Company;

3) Apply for all permits, licenses and approvals necessary to the Company's operations;

4) Notify promptly the Management Committee of any alleged violations of applicable federal, state and local laws and regulations;

5) Prepare and file all reports or notices required for the Company's operations; and

6) Sign and execute contracts on behalf of the Company.

4. **Additional Duties of the Controller.** The Controller shall, at the Company's expense, implement all fiscal policies of the Company and generally oversee and be responsible for the financial management and recordkeeping of the Company in compliance with and subject to the Operating Plan and this Agreement. These duties will include the following:

A. Review and, if appropriate, approve for payment all debts incurred in the operation of the Company and contained in an approved Operating Plan;

B. Prepare and maintain all financial, accounting, tax and other books and records of the Company in accordance with Section XI;

C. Timely pay all insurance premiums, debts and other obligations of the Company provided for in the approved Operating Plan;

D. Maintain a separate bank account or accounts in the name of the Company, with such bank or banks selected by the Management Committee, in which there shall be deposited all Company funds including capital contributions and gross receipts from activities of the Company; and

E. Make, when permitted or required by this Agreement, periodic distributions of cash or property to the Members in accordance with the provisions of this Agreement;

5. **Limitation on Liability.** Neither the Operations Manager nor the Controller shall be in default of any duty under this Section VII if his or her failure to perform results from the failure of any Member to perform acts or to contribute amounts required by this Agreement. Neither such officer shall be liable to either Member for any act or omission in his capacity as Operations Manager or Controller, as the case may be, and within the scope of his authority, except to the extent resulting in damage or loss caused by his willful misconduct.

VIII. DEVELOPMENT.

1. **Development.** The Members acknowledge that the Company shall enter into an agreement with Small Mine Development, LLC, an Idaho limited liability company ("SMD") for the development of the Property. The agreement between the Company and SMD shall be substantially in the form attached hereto as Exhibit B, which is attached hereto and made a part hereof (the "SMD Agreement."). The Members agree and acknowledge that Ron Guill, as manager of the Company, is authorized to sign and execute any such agreement, and any modifications or amendments thereto, on behalf of the Company.

2. **Other Services**. The Company and Highland will enter into the loan agreement, promissory note and other loan documents substantially in the form attached hereto, or to be attached hereto within thirty (30) days of the date of this Agreement, as Exhibit "C" (the "Loan Documents"). The Members agree and acknowledge that Ron Guill as manager of the Company is authorized to sign and execute the Loan Documents and any and all documents necessary or convenient thereto. The Loan Documents will provide, among other things, that the loan evidenced by the Loan Documents (the "Loan") may be called any time at or after the point of a production decision, payable under the terms of this Agreement, and that Ron Guill as manager is authorized to make such decision in his sole discretion as manager of the Company.

IX. DISTRIBUTIONS AND ALLOCATIONS.

1. Allocation of Profits and/or Losses.

A. **Allocation of Profits**. Except as otherwise provided in Sections IX.3, IX.4, and IX.5 of this Agreement, Profits of the Company for each Fiscal Year shall be allocated to the Members as follows:

1) First, to 80% to Highland and 20% to Timberline until Parity is attained;

2) Second, to the Members, in proportion and to the extent of any Losses allocated to the Members pursuant to Section IX.1.B.4 below until each Member has been allocated an amount of cumulative Profits pursuant to this Section IX.1.A.2 in the current and all prior Fiscal Years equal to the cumulative Losses allocated to that Member pursuant to Section IX.1.B.4 below in all prior Fiscal Years;

3) Third, in proportion and to the extent of any Losses allocated to the Members pursuant to Section IX.1.B.3 below until each Member has been allocated an amount of cumulative Profits pursuant to this Section IX.1.A.3 in the current and all prior Fiscal Years equal to the cumulative Losses allocated to that Member pursuant to Section IX.1.B.3 below in all prior Fiscal Years;

4) Fourth, to the Members in accordance with their Percentage Interests.

B. **Allocation of Losses**. Except as otherwise provided in Sections IX.3, IX.4, and IX.5 of this Agreement, Losses of the Company for each Fiscal Year shall be allocated to the Members as follows:

1) First, 100.00% to Highland and 0.00% to Timberline until Parity is attained;

2) Second, to the Members, in proportion and to the extent of the Profits allocated to Members pursuant to Section IX.1.A.4 above, until each Member has been allocated an amount of cumulative Losses pursuant to this Section IX.1.B.2 in the current and all prior Fiscal Years equal to the cumulative Profits allocated to that Member pursuant to Section IX.1.A.4 above in all prior Fiscal Years;

3) Third, to the Members pro rata in accordance with their Percentage Interests, but with respect to a Member, only to the extent of the positive balance in such Member's Capital Account, until all Members' Capital Accounts have been reduced to zero; and

4) Fourth, to the Members pro rata in accordance with their Percentage Interests.

2. Allocations In General.

A. Except as otherwise provided herein, all items of Company income, gain, loss and deduction shall be divided among the Members in accordance with their Percentage Interests.

B. The Members are aware of the income tax consequences of the allocations made by this Section and hereby agree to be bound by the provisions of this Section in reporting their shares of Company income, gain, loss and deduction hereunder for income tax purposes.

C. For purposes of determining the Profits, Losses, or any other items allocable to any Fiscal Year, such items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee, using any permissible method under Code Section 706 and the Regulations thereunder.

3. Tax Allocations Required by Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

If the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property and its Gross Asset Value in the manner provided under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of Code Section 704(c) and the Regulations thereunder.

4. Regulatory Allocations.

A. Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(f) and notwithstanding any provision of this Section to the contrary (other than Section 4.B), if there is a net decrease in Company Minimum Gain during

any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.A is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(f) and shall be interpreted consistently therewith. For purposes of this Agreement, the term "Company Minimum Gain" shall have the meaning set forth in Regulation Section 1.704-2(b)(2), as if the word "Company" were substituted for the word "partnership" in such Regulation.

B. Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4) and notwithstanding any provision in this Section to the contrary (other than Section 4.A), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.B is intended to comply with the partner minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith. For purposes of this Agreement, the term "Member Nonrecourse Debt" shall have the meaning set forth in Regulation Section 1.704-2(b)(2), and the term "Member Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Regulation Section 1.704-2(i)(2), in each case as if the word "Member" were substituted for the word "partner" in such Regulations.

C. Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate (to the extent required in the Regulations) any deficit in the Member's Capital Account created by such adjustment, allocation or distribution as quickly as possible; provided that, an allocation pursuant to this Section 4.C shall be made only if and to the extent that the Member would have a deficit in his or her Capital Account after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.C were not in the Agreement. This Section 4.C is intended to constitute a "qualified income offset" within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d)(3).

D. Gross Income Allocation. In the event any Member has a deficit balance in such Member's Capital Account at the end of any Fiscal Year, which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided however, that an allocation pursuant to this

Section 4.D shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) in excess of such sum after all other allocations provided for in this Section have been tentatively made as if Section 4.C and this Section 4.D were not in this Agreement.

E. Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their Percentage Interests. For purposes of this Agreement, the term "Nonrecourse Deduction" shall have the meaning set forth in Regulation Section 1.704-2(b)(1).

F. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i)(1). For purposes of this Agreement, the term "Member Nonrecourse Deductions" shall have the meaning set forth in Regulation Section 1.704-2(i)(1), as if the word "Member" were substituted for the word "partner" in such Regulation.

G. Loss Allocation Limitation. Losses allocated pursuant to this Section shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a deficit in his or her Capital Account at the end of any Fiscal Year. In the event some but not all of the Members would have a deficit in their Capital Accounts as a consequence of an allocation of Losses under this Section, the limitation set forth in this Section 4.G shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members' Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulation Section 1.704-1(b)(2)(ii)(d).

H. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company property is required, pursuant to Code Sections 734(b) or 743(b) or Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining the Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the property) or an item of loss (if the adjustment decreases the basis of the property) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the Company in the event Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

5. **Curative Allocations**. The allocations set forth in Section 4 (the "Regulatory Allocations") are intended to comply with the requirements of Code Section 704(b) and the Regulations thereunder. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5. Therefore, notwithstanding any other provision of this Section (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Management Committee determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such

Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 1, 2 and 3.

6. **Distributions**. Distributions shall be made to the Members on a quarterly basis, as follows, unless such Distributions are prohibited by the Code, the Regulations or by any other law or court decree:

A. Until Parity is reached, all Distributions shall be made in the ratio of 80% to Highland and 20% to Timberline (for the avoidance of doubt, Distributions shall include the repayment of the Loan to the Company by Highland pursuant to the Loan Documents);

B. When Parity is reached, Distributions shall be made in the ratio of 100% to Highland and 0% to Timberline until the Capital Accounts of the Members are equal;

C. After Parity is reached and Capital Accounts are equalized in Section 6.B. above, then to the Members in accordance with their Percentage Interests.

7. **Consent to Allocations and Distributions**. The methods set forth in this Section by which allocations and Distributions are made is expressly consented to by each Member as a condition of becoming a Member. Attached as Exhibit D is a schedule showing the intent of the allocations and distributions described in this Agreement.

8. **Distribution Among Members**. If a transfer of an Interest in the Company occurs during any accounting period as permitted hereunder, all Profits, Losses and other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee. All allocations and Distributions on or before the date of a permitted transfer shall be made to the transferor, and all allocations and Distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize a permitted transfer not later than the end of the calendar month during which the transfer is effective, pursuant to Section X of this Agreement. Neither the Members, the Representatives nor the Company shall incur liability for making allocations and Distributions in accordance with the provisions of this Section 8, whether or not the Members, the Representatives or the Company have knowledge of any transfer of ownership of any Interest in the Company.

9. **Amounts Withheld**. All amounts withheld, pursuant to the Code or any provision of any federal, state or local tax law, with respect to any payment or Distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Section for all purposes under this Agreement.

10. **Special Basis Adjustment**. In connection with any transfer of an Interest in the Company as permitted hereunder, the Management Committee may cause the Company, at the written request of the transferor or the transferee or if required by law, and at the time and in the manner provided in Regulation Section 1.754-1(b) and Code Sections 734(b) or 743(b), to make an election to adjust the basis of the Company's property in the manner provided in Code Sections 734(b) and 743(b) and any Regulations thereunder, and if such election is made, such transferee shall pay all costs and expenses incurred by the Company in connection therewith, including, without limitation, reasonable attorneys' and accountants' fees.

11. **Taxable as a Partnership**. Unless all of the Members otherwise agree in writing, the Company shall not elect to be treated as an association, taxable as a corporation, for federal or state income tax purposes; the Company shall be treated as a partnership for federal and state income tax purposes.

X. TRANSFERABILITY OF INTERESTS.

1. **No Transfer**. Neither the Company, the Management Committee nor the Members shall permit or recognize any sale, redemption, assignment, gift, bequest, pledge or other transfer, whether by operation of law or otherwise (collectively, "Transfer") of any Interest except in accordance with the provisions of this Section X and Section XIII.

2. **No Withdrawal**. No Member shall have the right or power to withdraw his or her share of the Company capital or compel a redemption of his or her Interests by the Company.

3. **Substituted Member**. Notwithstanding an otherwise valid transfer of an Interest, the transferee shall not become a Member and the transferring Member shall not be relieved of any of its obligations until the transferee has:

A. Accepted and assumed, in a form reasonably satisfactory to the non-transferring Member, all of the terms and provisions of this Agreement;

B. Executed such other documents or instruments as the non-transferring Member may reasonably require in order to effect the admission of the transferee as a Member; and

C. Paid such reasonable expenses as may be incurred by the Company in connection with the admission of the transferee.

4. **Effective Date**. The effective date of a Transfer of Interests shall be the last day of the calendar month in which such transfer occurs.

5. **Rights of Substituted Member**. After the effective date of a Transfer of Interests, a Substituted Member (admitted pursuant to Section X hereof) shall have all the rights of the Member from whom the Substituted Member received such Interest.

XI. METHOD OF ACCOUNTING, RECORDS AND REPORTS.

1. **Method of Accounting.** The Controller shall maintain the books, records and accounts of the Company in accordance with Generally Accepted Accounting Principles (GAAP), and shall report income for tax and income tax purposes, in each case consistent with Highland's accounting practices and as required by the reporting requirements of any Member. The Company's financial records shall be maintained at the Company's principal business office. Each Member shall have the right upon reasonable notice given to the other to inspect, extract and copy the Company's books and records.

2. **Unaudited Financial Reports.** The Controller shall provide combined quarterly unaudited income statements, balance sheets and statements of cash flow to the Management Committee relating to the Company operations with such content as the Management Committee shall direct on a regular and timely basis. Such quarterly financial statements shall cover each calendar month and be delivered within twenty-five (25) days following the end of each month.

3. **Tax Returns and Reports**. The Controller, with the assistance of the tax matters partner, shall cause the preparation and timely filing of all required federal and state tax returns and other reports for the Company each year. The Controller shall deliver copies of the Company's tax returns for each Fiscal Year to the Members by April 15th of the following Fiscal Year. The Controller shall deliver copies of each of the Company's other reports, if any, to the Management Committee within ten (10) days before the due date of the applicable report.

4. **Fiscal Year.** The Company shall adopt the calendar year for tax and financial reporting purposes (the "Fiscal Year").

XII. TERMINATION AND DISSOLUTION OF THE COMPANY.

1. **Termination**. Subject to Section XIII, the Company shall be terminated and dissolved upon the occurrence of the following:

A. The unanimous written consent of all the Members to the termination and dissolution of the Company;

B. The default by a Member to fulfill in any material respect any of its obligations under this Agreement (unless waived by the other Member);

C. The default by the Company to fulfill in any material respect any of its obligations under this Agreement; or

D. Upon the happening of any events ("Dissolution Events") listed in the Act (membership termination by dissolution) unless the business of the Company is continued pursuant to a majority vote of the remaining Member(s).

2. **Actions Following Termination.** Upon the occurrence of any event causing the termination and dissolution of the Company, the Members shall take full account of the Company's property and liabilities, and endeavor to liquidate the property promptly while maximizing the proceeds realizable therefrom. The proceeds realized from disposition of property shall be applied and distributed in the following order and within the following time periods:

A. To the payment of creditors of the Company, including affiliates or parties related to a Member, other than Members in the order of priority as provided by law, excluding creditors whose obligations will be assumed or otherwise transferred on liquidation of the Company;

B. To the payment of creditors of the Company who are Members;

C. To the setting up of reserves which the Members, by a unanimous vote, deem reasonably necessary for liabilities not then due and contingent liabilities of the Company;

D. To the Members in accordance with their positive Capital Accounts (after giving effect to all contributions, distributions and allocations for all periods, including taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs, by the end of such taxable year, or if later, within ninety (90) days after the date of such liquidation);

E. To the Members in accordance with their share of Distributions pursuant to Section IX of this Agreement.

3. **Notice, Mitigation and Cure.** An event of termination under Section 1.A shall not arise until and unless (a) the non-defaulting Member shall have given written notice to the defaulting Member of the facts constituting such breach or failure, and (b) unless such defaulting Member shall have failed, within thirty (30) days following receipt of such notice, to have cured, remedied or mitigated such breach or failure to the satisfaction of the non-defaulting Member.

4. **No Election of Remedies.** No action taken by a Member pursuant to this Agreement shall constitute an election of remedies, and such Member may pursue rights and remedies it may have at law or in equity.

5. **Deficit Capital Accounts.** Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, upon dissolution of the Company, a deficit in a Member's Capital Accounting shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

XIII. DEFAULT OPTIONS AND CHANGE OF CONTROL.

1. **Highland Default Option.** In the event of a default by Highland (or its Affiliate) as described in Sections XII.1.B or XII.1.C that remains uncured, a Dissolution Event with respect to Highland, or a default by the Company which may be waived by Timberline under Section XII.1.C., Timberline may elect to exercise the provisions of Section XIII.4. below.

2. **Timberline Default Option.** In the event of a default by Timberline (or its Affiliate) as described in Sections XII.1.B. or XII.1.C. that remains uncured, a Dissolution Event with respect to Timberline, or a default by the Company which may be waived by Highland under Section XII.1.C, Highland may elect to exercise the provisions of Section XIII.4. below.

3. **Deadlock Options.** In the event of a Deadlock that commences on or after the Parity is reached, either party may elect to exercise the provisions of Section XIII.4. below.

4. **Buy - Sell Election.** If there is an election under Sections XIII. 1, 2, or 3 above to exercise the provisions of this Section 4, then the electing Member shall have the option to determine the price at which the electing Member will sell its entire Interest to the non electing Member, and at which it is willing to purchase the entire Interest of the non electing Member. The electing Member shall give such a notice (an "Option Notice") to the non electing Member of this price. The non electing Member shall have thirty (30) days to respond in writing to the electing Member (a "Response Notice"). The Response Notice shall indicate whether the non electing Member desires to purchase the Interest of the electing Member, or sell its Interest to the electing Member, at the price the electing Member provided in its Option Notice. The Members shall thereafter cooperate to close the purchase and sale of the Interest to be sold. Closing of the purchase and sale of the Interest to be sold shall be not later than one hundred and twenty (120) days after the date of the Response Notice.

5. **Change of Control.** If a Change of Control occurs with respect to a Member, then the other Member shall have the option of adding one additional voting representative to the Management Committee. Such representative may be added within thirty (30) days following the day of the Change of Control.

6. **Option Notice Requirements.** If a party elects to exercise any of its options pursuant to this Section XIII, such party shall deliver a Option Notice to the other Member. The Option Notice shall identify the option being exercised and the Member's proposed purchase price for its or the other Member's Interest, or in the case of a Change of Control, the notice shall provide that the electing Member is exercising its option to add a representative to the Management Committee, and the name and address of the additional representative. The closing of the purchase and sale of an Interest pursuant to this Section XIII shall take place as follows: (i) the purchase price shall be payable in cash at closing, (ii) the Interest shall be conveyed free and clear of all liens, claims and encumbrances.

XIV. INDEMNIFICATION; REIMBURSEMENT

1. **Indemnification.** Each Member hereby indemnifies defends and holds harmless and agrees to defend the other Members and the Company from and against any and all claims, losses, damages, demands, liabilities, obligations, penalties, actions or rights of action, judgments, suits, costs, expenses, or disbursements of any kind or nature which may arise as a result of any:

A. Breach of this Agreement by the indemnifying Member; or

B. Action by the indemnifying Member or any of its officers, directors, employees, or agents with respect to the Company, which action has not been authorized pursuant to the terms of this Agreement.

2. **Notice of Claims.** Any party entitled to indemnification ("Indemnified Party") agrees to give the indemnifying party (the "Indemnitor") notice of any and all claims asserted against the Indemnified Party for which indemnification is or may be sought under this Section XIV. Such notice shall be given within a reasonable time after receipt of written notice of such claim by the Indemnified Party. Failure to give such notice shall not abrogate or diminish the Indemnitor's obligation under this Section XIV if the Indemnitor has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice the Indemnitor's ability to defend such claim.

3. **Defense of Claim.** In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Section XIV, the Indemnitor shall have the right to select legal counsel to represent the Indemnitor and to otherwise control such litigation, proceedings, negotiations and arbitration. If the Indemnitor elects to control such litigation, proceeding, negotiation or arbitration, the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within a reasonable time after notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf of, for the account of, and at the risk of, the Indemnitor.

4. **Reimbursement.** The Company shall reimburse Members for any amounts which, pursuant to approval by the Representatives or final judgment of any court of applicable jurisdiction, have been paid by such Member on behalf of or for the account of the Company with respect to: (i) any liability, obligation, undertaking, damage, or claim for which the Company shall or may, pursuant to contract or applicable law, be liable or responsible, or (ii) making good any loss or damage sustained by, or paying any duty, cost, claim, or damage incurred by the Company. If the Company fails to fully reimburse a Member that made such payment, then the other Members shall pay a proportionate amount, based on the Interests

held by such Member, of the amount still unpaid to the Member that made the original payment. This final payment shall be made within thirty (30) days of the date the reimbursement was requested from the Company

5. **Relationship.** Without the prior written consent of the Members or unless otherwise stated herein, no Member shall have the power or authority to act for or on behalf of the other or for the account of the Company. Each Member will look solely to the assets of the Company for the return of its respective capital, and if the assets remaining after payment or discharge, or provision for payment or discharge, of the Company's debts or liabilities are insufficient to return the capital to the Members, no Member will have any recourse against the separate assets of the other Member for that purpose; provided, however, that this provision will in no way limit the indemnification provisions contained in this Section.

XV. **DEFINITION OF TERMS**.

1. "Act" means the Idaho Limited Liability Company Act, as amended from time to time, or the provisions of any successor legislation.

2. "Agreement" means this Operating Agreement as originally executed and as amended from time to time.

3. "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with a Member. As used herein, "control" means the power to direct the management or affairs of a Member or other Person, and "ownership" means the beneficial ownership of more than fifty percent (50%) of the equity securities of the Member or other Person.

4. "Ancillary Agreements" means the Agreement, the SMD Agreement, and the Loan Documents.

5. "Capital Account" means, with respect to any Member, a capital account maintained for such Member on the books of the Company in accordance with the following provisions:

A. To each Member's Capital Account there shall be credited (i) such Member's Capital Contributions, (ii) such Member's distributive share of the Profits and any items in the nature of income or gain which may be specially allocated to such Member pursuant to Section IX hereof, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

B. To each Member's Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member's distributive share of the Losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Section IX hereof, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

C. In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account relates to the transferred Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b), and the Capital Accounts of the Members shall be maintained in a manner consistent with such Regulation. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulation, the Management Committee may make such modification; provided that, it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section XII hereof upon the dissolution of the Company. The Members also shall: (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulation Section 1.704-1(b)(2)(iv)(q); and, (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

6. "Capital Contributions" means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to the Company Interest held by such Member pursuant to the terms of this Agreement. Such property shall include but not be limited to property received by the Company pursuant to a merger, exchange or similar transaction in which a Person transfers property to the Company in return for an Interest in the Company. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the promissory note shall not be included in the Capital Contribution of any Person until the Company makes a taxable disposition of the promissory note or until (and only to the extent) principal payments are made on the promissory note, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(d)(2).

7. "Change of Control" means with (i) respect to Highland, an event after which causes the family of Ron Guill (including his spouse, children and children of his children to own less than 50% of the membership interests of Highland and (ii) with respect to Timberline, if there is a change of more than 50% of the members of the board of directors of Timberline in any twelve (12) month period.

8. "Code" means the Internal Revenue Code of 1986, as amended from time to time (and any comparable or successor provisions to the Code sections referenced in this Agreement).

9. "Company" means the Company existing under the terms of this Agreement.

10. "Deadlock" means the failure of the Representatives appointed by each Member to agree on a major action enumerated in Section V.8 following (i) two (2) meetings in which such action has been discussed and a vote taken, and (ii) following a mediation of the action at which the Members cannot agree with respect to the major action. If there is a failure to agree on such a major action following two (2) such meetings, then the Members shall submit the major action to non-binding mediation within thirty (30) days following the second meeting. The mediator selected shall be acceptable to both Members. The Members shall act in good faith and reasonably cooperate with each other and with the mediator. The mediation shall be completed within ninety (90) days following the date the major action is submitted to mediation.

The results of the mediation shall not be binding upon the Members. The mediation shall occur at the principal place of business of the Company. If the mediation is not completed within such ninety (90) day period, then there shall be a Deadlock.

11. "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

12. "Distributable Cash" means the Company cash and cash equivalents on hand less cash required for operations of the Company and reasonable reserves for contingencies and anticipated obligations, all as determined by the Management Committee. The Members agree that there shall be no Distributable Cash until the Company has retained working capital of not less than Five Million Dollars ($5,000,000).

13. "Distribution" means property, cash or Distributable Cash distributed to Members because of their status as Members, or as a lender to the Company.

14. "Gross Asset Value" means, with respect to any property, the property's adjusted basis for federal income tax purposes, except as follows:

A. The initial Gross Asset Value of any property contributed by a Member (including a former Member) to the Company shall be the gross fair market value of such property, as determined by the Members;

B. The Gross Asset Values of all Company property shall be adjusted to equal their respective gross fair market values as determined by the Members, as of the following times: (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

C. The Gross Asset Value of any Company property (other than cash) distributed to any Member shall be the gross fair market value of such property on the date of Distribution; and

D. The Gross Asset Value of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining the Members' Capital Accounts pursuant to either Regulation Section 1.704-1(b)(2)(iv)(m) or Code § 743(b) in the case of a substantial

built-in loss; provided however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent the Members determine that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

E. If the Gross Asset Value of any property has been determined or adjusted pursuant to this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and/or Losses.

15. "Interest" when used alone without reference to specific type of Interest, a Member's Percentage Interest in the Company, represented by the Member's Capital Account, the right to share in Distributions and the right to vote as a Member and participate in the Company's management to the extent provided in this Agreement.

16. "Loan" means the loan from Highland to the Company evidenced by the Loan Documents. If the Loan is not called or terminated early, for any reason, and the loan is being repaid by the Company, then, when the balance of the Loan is $2,000,000, the Loan shall be converted from loan to a Capital Contribution.

17. "Loan Documents" means the loan agreement, promissory note and other agreements and/or documents substantially in the form attached hereto as Exhibit C evidencing the loan from Highland to the Company.

18. "Management Committee" means the person or entity serving as Management Committee pursuant to Section V of this Agreement.

19. "Member" means each of the parties who executes a counterpart of this Agreement, or may hereafter be admitted, as a member of the Company in compliance with the terms of this Agreement (including a Substituted Member after being admitted pursuant to Section X.3).

20. "Parity" means the date at which the investment by Timberline is deemed equal to the investment by Highland. This shall not occur until the Loan from Highland, including all principal, interest and other related amounts, is repaid , except for principal in the amount of Two Million Dollars ($2,000,000.00).

21. "Percentage Interest" means, with respect to any Member, the percentage determined by dividing the amount of such Member's Capital Account by the sum of all Members' Capital Accounts. The sum of all Members' Percentage Interests shall equal one hundred percent (100%). The Percentage Interests shall be set forth in Exhibit "A".

22. "Person" means any natural person, partnership (general or limited), corporation, association, limited liability company, trust, estate or other legal entity.

23. "Profits" and/or "Losses" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

A. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and/or Losses pursuant to this definition shall be added to such taxable income or loss;

B. Any expenditures of the Company described in Code Section 705(a)(2)(B) (relating to Company expenditures not deductible in computing taxable income and not properly chargeable to a capital account) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and/or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

C. If the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value) or an item of loss (if the adjustment decreases the Gross Asset Value) from the disposition of such property for purposes of computing Profits and/or Losses;

D. Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

E. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the provisions hereof.

24. "Regulation" means the income tax regulation promulgated under the Code, as such regulation may be amended from time to time (and any comparable or successor provisions to the Regulation sections referenced in this Agreement).

25. "SMD Agreement" means the Agreement dated __________, 2009, between the Company and Small Mine Development, LLC, an Idaho limited liability company, for the development of the Property.

26. "Substituted Member" means a transferee of a Member's Interest who has succeeded as a Member to all of the rights inherent in the ownership of his or her Interest and as to whom all of the requirements of Section X have been satisfied.

XVI. MISCELLANEOUS.

1. **Counterparts**. This Agreement may be executed in several counterparts, and all copies so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

2. **Notices**. Unless otherwise provided, all notices under this Agreement shall be in writing and shall be given to the Person entitled thereto, by (i) personal delivery, (ii) U.S. registered or certified mail, or (iii) delivery via reputable overnight courier, to the address indicated in the Company's records for such Person. If mailed, such notice shall be deemed to be delivered two (2) business days after being deposited in U.S. mail, with postage prepaid, to the applicable Person's address set forth on Exhibit "A".

3. Application of Idaho Law. This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Idaho and specifically the Act.

4. Waiver of Action for Partition. During the term of the Company, each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to the property of the Company. The Members intend that the Company is a limited liability company. The Members are not partners or joint venturers for any purposes other than federal and state income tax purposes, and this Agreement shall not be construed to provide otherwise.

5. Construction. Whenever a singular term is used in this Agreement, such term shall also include the plural version of the term when the context requires. Whenever a masculine term is used in this Agreement, such term shall also include the feminine and neutral versions of the term when the context requires.

6. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

7. Waivers. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a party from seeking redress or insisting on strict performance for any subsequent violations of this Agreement by another party.

8. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right of any party to use any or all other remedies available to a party under the law. The rights and remedies given to a party under this Agreement are given in addition to any other rights a party may have by law, statute, ordinance or otherwise.

9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10. Binding Effect. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, assigns, owners, employees, agents, directors, officers and Management Committees, as applicable.

IN WITNESS WHEREOF, the Company and the Members hereby execute this Agreement effective as of the 22 day of July, 2009.

COMPANY:

BUTTE HIGHLANDS JV, LLC

By: [signature]

Its: MANAGER

MEMBERS:

TIMBERLINE RESOURCES CORPORATION

By: [signature]

Its: CEO

HIGHLAND MINING, LLC

By: [signature]

Its: MANAGER

EXHIBIT "A"

THE SCHEDULE

Name	U.S. Mail Address Phone Number Email Address (as applicable)	Percentage Interest
Timberline Resources Corporation	101 E. Lakeside Avenue Coeur d'Alene, ID 83814 Attn: Randal Hardy (208) 664-4859 Phone (208) 664-4860 Fax *hardy@timberline-resources.com*	50%
Highland Mining, LLC	967 East ParkCenter Blvd. PMB 174 Boise, ID 83702 Attn: Ron Guill (208) 338-8880 Phone (208) 338-8881 Fax *rguill@undergroundmining.com*	50%
TOTAL		100%

EXHIBIT "B"

SMD AGREEMENT

SMALL MINE DEVELOPMENT, LLC
967 E. PARKCENTER BLVD. PMB #386
BOISE, IDAHO 83706-6700
PH. 208-338-8880
FX. 208-338-8881

6/25/2009

TO: General Manager
Butte Highlands LLC - JV
FROM SMD-LLC
SUBJ: Butte Highlands JV Exploration Project

GENERAL SCOPE OF WORK - EXHIBIT A
1) Mobilization and surface site preparations
2) Establishment of Portal
3) Drive approximately 6,700' of drift/ramp/ventilation raise/bulk sample
4) Demobilization

PROPOSED RATES

	type work	size	unit price	unit	#units	notes		total price
1)	Mobilization		$ 85,000.00	l.s.	1		$	85,000.00
2)	Surface excavations/preparations/ponds/linings (by others)		$ 1,000,000.00	l.s.	1	estimate	$	1,600,000.00
3)	Surface setups including concrete/structure install/piping/etc					estimate	$	150,000.00
4)	Portal w/26'	16' X 14'				estimate	$	100,000.00
5)	Drifting - single heading	16' X 14'					$	7,250,000.00
6)	Drifting - multiple heading	16' X 14'	REDACTED*				$	706,000.00
7)	Drifting - ore development for bulk sample	16' X 14'				estimate	$	587,500.00
8)	Ventilation raise (bored by others or alimac)	10' x 10'				estimate	$	720,000.00
9)	Shotcrete material + application	>1"				estimate	$	180,000.00
10)	8' resin bolts - intersections & as required	8'				estimate	$	24,000.00
11)	Demobilization		$ 85,000.00	l.s.	1		$	85,000.00
							$	10,289,000.00

NOTES:
A) #1 - includes equipment freight + labor to site
B) #2 - all surface excavations including portal cut, roads, ponds, ditching, linings, compacting, etc. (work to be subcontracted)
C) #3 - includes all work required to get surface site setup and ready to start portal work after earth work is completed
D) #4 - includes highwall preparations with bolts/wire/shotcrete + use of SMD trackless w/cutterhead for establishment of collar
E) #4 - not expected to use steel @ portal
F) #5, #6, #7 - all rates for drifting @ 16' X 14' and bolted utilizing 6' splitsets + 4"X4" welded wire panels + shotcrete as required on site
G) #5, #6, #7 - all drifts larger than 16' X 14' (224 ft2) will be based on equivalent footage (Area/224)
L) #8 - geotech hole required to determine which method will be used (exact price will vary and may be completed by subcontractor)
M) #9 - shotcrete application to include equipment + labor + shotcrete materials
N) #10 - rate for bolt installation as needed @ intersections
O) #11 - includes equipment freight + site cleanup

SMD PERSONNEL
1) Project superintendent 4
2) U/G mechanic 6
3) U/G miners 18-28

REDACTED*

EXHIBIT A 6

REDACTED*

PROPOSED WORK SCHEDULE

1) 2-12 hr. shifts/day
2) 7 on - 7 off schedule

SMD SUPPLIED EQUIPMENT (as may be required)

1)	6 yd3 LHD	2
2)	Tamrock twin boom jumbo	1
3)	Tamrock bolter	1
4)	Tamrock EJC-522 truck	2
5)	Wet shotcrete setup	1
6)	Getman A64 ET	1
7)	Getman A64 SD	1
8)	8042 skytrac	2
9)	Elmac D410A water truck	1
10)	R100 u/g grader	1
11)	IR 825 diesel compressor	1
12)	Cat 545 kw genset	1
13)	Cat 320 kw genset	1
14)	U/G tractor	2
15)	Cat IT-28F surface loader	1
16)	Pickup	6

SMD SUPPLIED MATERIALS (all general drifting + maintainance supplies including:)

1) Explosives
2) Diesel fuel/oil
3) Ground support materials (steel/bolts/mats/wire/shotcrete/etc.)
4) Piping materials
5) 48" ventilation ducting + booster fans
6) All 13800V electrical distribution
7) All u/g electrical to 480V

NOTES:

A) none

OWNER SUPPLIED MATERIALS/EQUIPMENT

1) Office
2) Dry/change room
3) Escape hoist (if necessary)
4) Shop tent
5) Water tanks/drip system
6) Fuel tanks

NOTES:

A) none

OTHER OWNER RESPONSIBILITIES/SUPPORT REQUIRED

1) Request and maintain all required federal/state/county permits
2) Provide site specific MSHA training for SMD personnel
3) Provide drill water as required

EXHIBIT A B

4) Provide use of Phone/fax as needed

OTHER SMD RESPONSIBILITIES

1) Provide owner with proof of insurances' as appropriate
2) Provide all required MSHA training/records for SMD site personnel
3) Provide engineering/geologic controls as required

GENERAL PARAMETERS

1) It is assumed that this work will encounter no significant ground water inflow (>50 gpm)

PAYMENT TERMS

1) Due as earned, invoicing at the end of each month - payable to SMD by the 15th of the next mo.

After you have had a chance to review this information, please give me a call at 208-338-8880 so that I can answer any questions/concerns that you might have with any of the above numbers

Sincerely,

Ronald W. Guill
Owner-Mgr./SMD

EXHIBIT AB

EXHIBIT "C"

LOAN DOCUMENTS

EXHIBIT AD

PROMISSORY NOTE

Maker:	Butte Highlands JV, LLC
Holder:	Highland Mining, LLC
Date of Making:	July 22, 2009
Place of Making:	Boise, Idaho
Principal Amount:	Amount of Advances plus other amounts
Interest Rate:	Four percent (4.0%) per annum, compounded continuously
Maturity Date:	Upon demand (the "Maturity Date")

FOR VALUE RECEIVED, the undersigned, Butte Highlands JV, LLC, an Idaho limited liability company, whose address is 967 East ParkCenter Boulevard, Boise, Idaho 83716 ("Maker"), promises to pay to Highland Mining, LLC, an Idaho limited liability company, whose address is 967 East ParkCenter Boulevard, Boise, Idaho 83716 ("Holder"), at 967 East ParkCenter Boulevard, Boise, Idaho 83716, or such other place as may be designated from time to time in writing by the holder of this Note, the amounts advanced under this Note in the sole discretion of Holder, in lawful money of the United States of America, plus interest thereon at the rate set forth herein until paid in full. Interest shall be calculated on the basis of a 365 day year.

1. Interest Rates. Interest shall accrue on the unpaid principal balance of this Note at the rate of four percent (4.0%) per annum from July 22, 2009, until paid in full upon the demand of the Holder (the "Maturity Date").

2. Payment Terms. The principal balance and all accrued but unpaid interest, if any, shall be due and payable in full upon the demand of Holder.

3. Application of Payments. All payments on this Note shall be applied first to the payment of attorneys, fees, costs, and other charges to the extent, if any, provided herein; then to interest accruing hereon; and then to principal. The unpaid principal balance of this Note shall continue to bear interest until and including the date payment is received.

4. Prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty.

5. Default. If default is made in the payment of principal or interest when due, and Maker fails to cure such default after ten (10) days after receiving written notice, then the whole sum of principal and accrued interest, shall at the option of the holder hereof, become immediately due and payable, anything contained herein or in any instrument now or hereafter relating to or securing the indebtedness evidenced hereby to the contrary thereof notwithstanding, time being of the essence of

this agreement, provided further, that such right to accelerate shall be in addition to any other rights or remedies available to Holder in equity or at law. Such option shall continue until all such defaults have been cured. Failure to exercise such option, or any other right the holder may have in such event, or be entitled to, shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default.

6. Modifications. The undersigned and any party pledging collateral as security for the payment hereof agree that the Holder hereof may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced hereby or release and/or subordinate any security for this Note at any time at the request of anyone now or hereafter liable, and such consent shall not alter nor diminish the liability of any person or the enforceability of this Note or any security interest pledged as collateral for the payment hereof. Each and every party now or hereafter signing or endorsing this Note binds himself as a principal and not as a surety. All of the terms, covenants, provisions and conditions herein contained are made on behalf of, and shall apply to and bind the undersigned and their respective personal representatives, successors and assigns, jointly and severally.

7. Late Charge. If any payment required under this Note is not received by Holder within ten (10) days after the date on which such payment is due, Maker shall pay to Holder on demand a late charge in an amount equal to ten percent (10%) of the amount due. Maker and Holder agree that the late charge is intended to be a reasonable approximation of actual damages incurred by Holder as a result of such overdue payment, which damages are difficult to estimate. The imposition or collection of a late charge is in addition to and not in lieu of any other rights or remedies Holder may have as a result of late payment.

8. Costs of Enforcement. If, upon the occurrence of an event of default, the prevailing party shall be entitled to recover from the losing party all costs thereof, including reasonable attorneys' fees and costs of litigation. All such costs and attorneys' fee shall include, without limitation, those incurred on any appeal or review and in any proceeding under any present or future bankruptcy or similar proceeding or state receivership.

9. Interest Limitation. Interest, fees, and charges collected or to be collected in connection with the indebtedness evidenced by this Note shall not exceed the maximum, if any, permitted by applicable law. If any such law is interpreted so that any such interest, fees, or charges would exceed any such maximum, and if Maker is entitled to the benefit of such law, then (a) such interest, fees, or charges shall be reduced to the permitted maximum and (b) any sums already collected from Maker which exceed the permitted maximum shall be refunded. Holder may elect to make any such refund either by treating the payments, to the extent of the excess, as payments of principal (without application of any prepayment fee) or by making a direct payment to Maker.

10. No Security. This Note is unsecured.

11. Waiver. The Maker and endorsers hereof jointly and severally wave presentment for payment, protest, notice or protest and of non-payment of this note and agree that on default in payment of this Note, or any part, principal or interest, when due, the whole amount remaining unpaid shall, without notice of non-payment or demand of payment, immediately become due and payable.

12. Notices. Any notice to Maker under this Note shall be in writing and shall be deemed given when delivered by personal service or when placed in the U.S. Mail, postage prepaid, certified mail, return receipt requested, addressed to Maker, at the address set forth in the first paragraph of this Note or such other address as Maker may designate by written notice to Holder. Any notice to Holder under this Note shall be in writing and shall be deemed given when delivered by personal service or the day of placement in the U.S. Mails, postage prepaid, certified mail, return receipt requested, addressed to Holder at the address set forth in the first paragraph of this Note, or such other address as Holder may designate by written notice to Maker.

13. Modifications. Any modification to this Note must be set forth in writing and executed by the Maker and Holder.

14. Governing Law and Venue. This Note shall be governed by the laws, including conflicts of laws, in the State of Idaho as an agreement between residents of the State of Idaho and to be performed within the State of Idaho. Venue shall be in the Idaho State district court for Ada County, Idaho.

15. Binding Effect. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

16. Time of Essence. All times provided for in this Note, or in any other document executed hereunder, for the performance of any act will be strictly construed, time being of the essence.

17. Remedies Cumulative. Each right, power and remedy provided for herein or now or hereafter existing in law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any the Holder of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all of such other rights, powers or remedies.

18. Severability. If any term or provision of this Note shall, to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Note shall not be affected thereby, and each term and provision of this Note shall be valid and be enforceable to the fullest extent permitted by law; and it is the intention of the parties that if any provision of this Note is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.

[end of text]

This Promissory Note is executed effective the date first set forth above.

Butte Highlands JV, LLC

By: [signature]

Its: MANAGER

EXHIBIT D

SAMPLE OF ALLOCATIONS AND DISTRIBUTIONS

Butte Highlands JV
Hypothetical allocation

Facts:
Highland Mining, LLC contributes $15,000,000 in cash as loan and contribution.
Timberline Resources conributes $2,000,000 in land in year 0.
All cash is spent on development in the year contributed.
In Years 2 and 3 $20,000,000 is earned pro-rata per quarter.
At point parity is reached equalizing distribution is made to make capital accounts equal

Totals for example	Income all years	Distributions received
Highland	7,500,000	6,000,000
TLR	7,500,000	6,000,000
	15,000,000	12,000,000

							1st Quarter			2nd Quarter		
	2009	+	-	2010	+	-	1/1/2011	+	-	3/31/2011	+	-
Cash	-	2,000,000	(2,000,000)	-	13,000,000	(13,000,000)	-	5,000,000	-	5,000,000	5,000,000	(5,000,000)
Land	-	2,000,000	-	2,000,000	-	-	2,000,000	-	-	2,000,000	-	-
Due to Highland Mining	-	(2,000,000)	-	(2,000,000)	(11,000,000)	-	(13,000,000)	-	-	(13,000,000)	-	4,000,000
Highland Mining Equity	-	-	2,000,000	2,000,000	(2,000,000)	13,000,000	13,000,000	(4,000,000)	-	9,000,000	(4,000,000)	-
TLR Equity	-	(2,000,000)	-	(2,000,000)	-	-	(2,000,000)	(1,000,000)	-	(3,000,000)	(1,000,000)	1,000,000
Profit/(Loss)	-	-	(2,000,000)	-	-	(13,000,000)	-	5,000,000	-	-	5,000,000	-
Highland Cont/Dist	-	-	-	-	2,000,000	-	-	-	-	-	-	-
TLR Cont/Dist	-	2,000,000	-	-	-	-	-	-	-	-	-	1,000,000
Highland Loans	-	2,000,000	-	-	11,000,000	-	-	-	-	-	-	4,000,000

Allocation:	100% Highland	(2,000,000)	100% Highland	(13,000,000)	80% Highland	4,000,000	80% Highland	4,000,000
	0% TLR	-	0% TLR	-	20% TLR	1,000,000	20% TLR	1,000,000
Reasoning:	Not to parity		Not to parity		Not to parity		Not to parity	

No distributions/debt payments
cash retained for W/C
At time parity is reached W/C will be readjusted

Butte Highlands JV
Hypothetical allocation

Facts:
Highland Mining, LLC cor
Timberline Resources coi
All cash is spent on devel
In Years 2 and 3 $20,000
At point parity is reached

	3rd Quarter			4th Quarter			1st Quarter			2nd Quarter			
	6/30/2011	+	-	9/30/2011	+	-	2012	+	-	3/31/2012	+	-	6/30/2012
Cash	5,000,000	5,000,000	(5,000,000)	5,000,000	5,000,000	(5,000,000)	5,000,000	5,000,000	(5,000,000)	5,000,000	5,000,000	(5,000,000)	5,000,000
Land	2,000,000	-	-	2,000,000	-	-	2,000,000	-	-	2,000,000	-	-	2,000,000
Due to Highland Mining	(9,000,000)	-	4,000,000	(5,000,000)	-	4,000,000	(1,000,000)	-	1,000,000	-	-	-	-
Highland Mining Equity	5,000,000	(4,000,000)	-	1,000,000	(4,000,000)	-	(3,000,000)	(4,000,000)	3,500,000	(3,500,000)	(2,500,000)	2,500,000	(3,500,000)
TLR Equity	(3,000,000)	(1,000,000)	1,000,000	(3,000,000)	(1,000,000)	1,000,000	(3,000,000)	(1,000,000)	500,000	(3,500,000)	(2,500,000)	2,500,000	(3,500,000)
Profit/(Loss)	-	5,000,000	-	-	5,000,000	-	-	5,000,000	-	-	5,000,000	-	-
Highland Cont/Dist	-	-	-	-	-	-	-	-	3,500,000	-	-	2,500,000	-
TLR Cont/Dist	-	-	1,000,000	-	-	1,000,000	-	-	500,000	-	-	2,500,000	-
Highland Loans	-	-	4,000,000	-	-	4,000,000	-	-	1,000,000	-	-	-	-

Allocation:	80%	Highland	4,000,000	80%	Highland	4,000,000	80%	Highland	4,000,000	50%	Highland	2,500,000
	20%	TLR	1,000,000	20%	TLR	1,000,000	20%	TLR	1,000,000	50%	TLR	2,500,000
Reasoning:		Not to parity			Not to parity			Parity reached			Parity	

Distributions taken project to date	
Highland	-
TLR	3,000,000
Avalable cash for distribution	4,000,000
Highland to equalize	3,000,000
Remaining	1,000,000
0.5 Highland	500,000
0.5 TLR	500,000